UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ___________________




                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 23, 2005



                           CIRCLE GROUP HOLDINGS, INC.
               (Exact name of registrant as specified in charter)



        Illinois                       000-27841              22-3768777
(State or other jurisdiction of  (Commission File Number)    (IRS Employer
      incorporation)                                        Identification No.)

                  1011 Campus Drive, Mundelein, Illinois 60060
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (847) 549-6002


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01.       Entry into a Material Definitive Agreement.

     On November 23, 2005, the Company entered into a binding Letter Agreement (the "Agreement") with George Foreman Enterprises, Inc. ("GFME") pursuant to which both parties will form a new limited liability company ("Newco") for the purpose of promoting the Company's zero calorie fat replacement food ingredient, Z-Trim(R) (the "Joint Venture"). Under the terms of the Agreement, GFME will contribute to Newco $150,000 cash and certain rights to George Foreman's name and likeness in exchange for a 50.1% membership interest, and the Company will contribute to Newco $150,000 cash and up to 5 million shares of common stock in exchange for a 49.9% membership interest. GFME will also be entitled to two seats on the Company's board of directors and the Company has agreed not to use any spokesperson for Z-Trim(R) other than George Foreman or the Company's current spokespersons without GFME's consent.

     During the term of the Agreement, if the Company's sales of Z-Trim(R) produce revenues of $30 million or gross profits of $10 million in any one year, GFME shall receive a cash bonus of $100,000; if the Company's sales of Z-Trim(R) produce revenues of $50 million or gross profits of $15 million in any one year, GFME shall receive a cash bonus of $200,000; if the Company's sales of Z-Trim(R) produce revenues of $70 million or gross profits of $20 million in any one year, GFME shall receive a cash bonus of $300,000; if the Company's sales of Z-Trim(R) produce revenues of $90 million or gross profits of $25 million in any one year, GFME shall receive a cash bonus of $400,000; and if the Company's sales of Z-Trim(R) produce revenues of $110 million or gross profits of $30 million in any one year, GFME shall receive a cash bonus of $500,000.

     In addition, whether or not the Company achieves increased sales of Z-Trim(R), GFME has the right under the Agreement to convert its interest in Newco to up to 50% of the then-outstanding common stock and other equity (if any) of the Company upon achieving certain milestones including the creation of Newco, launching a national public relations campaign, and George Foreman's promotion of Z-Trim(R) via national media. The Company is obligated to register with the Securities Exchange Commission and list with the American Stock Exchange any shares of common stock of the Company into which GFME converts its Newco interests.

     The Joint Venture is subject to GFME's limited due diligence cancellation condition in the event that third-party analysis of Z-Trim(R) shows results inconsistent with the Company's claims of benefits and safety, or based upon GFME's determination after meeting with food manufacturers regarding the prospects of securing contracts utilizing Z-Trim(R) and George Foreman in future product campaigns. GFME has 60 days from the date of the Agreement to exercise this right. Furthermore, the Company is required by American Stock Exchange regulations to obtain shareholder approval prior to issuing 20% or more of the Company's common stock pursuant to the Joint Venture.

     In connection with forming Newco, the parties will enter into more definitive detailed documentation that will contain more detailed terms of the Joint Venture consistent with the Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

No.            Description
------         --------------------------------------------------------------
10.1           Letter Agreement between Circle Group Holdings, Inc. and George
               Foreman Enterprises, Inc. dated November 23, 2005 (portions of which have been redacted pursuant to a confidential treatment request).




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CIRCLE GROUP HOLDINGS, INC.



                                      By: /s/ Gregory J. Halpern
                                          -----------------------
                                          Gregory J. Halpern
                                          President and Chief Executive Officer

Dated:  November 29, 2005

                                  EXHIBIT INDEX




No.            Description
------         --------------------------------------------------------------
10.1           Letter Agreement between Circle Group Holdings, Inc. and George
               Foreman Enterprises, Inc. dated November 23, 2005 (portions of which have been redacted pursuant to a confidential treatment request).